SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ADVANCIS PHARMACEUTICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ADVANCIS PHARMACEUTICAL CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held June 3, 2004

To the Stockholders of Advancis Pharmaceutical Corporation:

      NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders (the “Annual Meeting”) of Advancis Pharmaceutical Corporation, a Delaware corporation (the “Company”), will be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on Thursday June 3, 2004 at 11:00 a.m., local time, for the following purposes:

1. To elect two directors for a three-year term ending in 2007.

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

3. To approve the proposed Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan.

4. To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

      The Board of Directors of the Company has fixed the close of business on April 16, 2004 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting.

      Your attention is directed to the attached Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2003.

By Order of the Board of Directors,

Edward M. Rudnic, Ph.D.
President, Chief Executive
Officer and Director

Germantown, Maryland

April 22, 2004

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

ADVANCIS PHARMACEUTICAL CORPORATION

20425 Seneca Meadows Parkway
Germantown, Maryland 20876

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      This Proxy Statement is being furnished to stockholders of Advancis Pharmaceutical Corporation, a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on Thursday June 3, 2004 at 11:00 a.m., local time, and at any adjournment or postponement thereof.

Solicitation

      The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

      This proxy statement and the accompanying solicitation materials are being sent to stockholders on or about April 22, 2004.

Revocation of Proxies

      A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of April 16, 2004 in order to vote personally at the Annual Meeting.

Quorum and Voting Requirements

      The close of business on April 16, 2004 has been fixed by the Board of Directors of the Company as the record date (the “Record Date”) for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 22,795,307 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), outstanding. The presence at the Annual Meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the outstanding shares, or 11,397,654 shares, is necessary to constitute a quorum for the Annual Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.

      Directors are elected by a plurality and the two nominees who receive the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. On all other matters, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

      All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of directors (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by writing the number designating such nominee’s name on the proxy in the space provided. A stockholder may, with respect to each other matter specified in the notice of meeting (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted FOR the election of the named director nominees, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors and FOR the approval of the proposed Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan.

      The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1.

ELECTION OF DIRECTORS WHOSE TERMS WILL EXPIRE IN 2007

      Dr. R. Gordon Douglas and Mr. Harold R. Werner have a term of office expiring at the Annual Meeting, and at such time as their successors shall be elected and qualified. Each of these directors have each been nominated for a three-year term expiring at the annual meeting of stockholders in 2007 and until their successors shall be elected and qualified.

      The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the Board of Directors unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that either nominee named herein will be unable or unwilling to serve.

      Set forth below is information concerning the named director nominees.

		Director
Name	Age	Since	Positions with the Company

R. Gordon Douglas, M.D.	69	2000	Director
Harold R. Werner	55	2000	Director

      R. Gordon Douglas, M.D. has been a director since our inception. Dr. Douglas currently serves as consultant to the Vaccine Research Center at the National Institute of Health. Dr. Douglas was president, Merck Vaccines, responsible for the research, development, manufacturing and marketing of Merck Vaccines’ vaccine products, from 1989 until 1999. From 1982 to 1990, he was a professor of medicine and chairman, department of medicine, Cornell University Medical College and physician-in-chief, the New York Hospital. He also served as head of the infectious disease unit at the University of Rochester School of Medicine. Dr. Douglas serves on the board of directors of Vical Incorporated. Dr. Douglas is a graduate of Princeton University and Cornell University Medical College. Dr. Douglas was elected to serve on our board of directors pursuant to a stockholders’ agreement between us and holders of our preferred stock. Dr. Douglas currently serves as a member of both our Audit Committee and our Compensation Committee.

      Harold R. Werner has been a director since our inception. Mr. Werner has 28 years of experience in planning, development and financing of health care technology. He was a founder of HealthCare Ventures LLC in 1985. Since that time he has served on the boards of over thirty public and private companies in the health care field and has specialized in the formation of new high-science companies. Prior to the formation of HealthCare Ventures, Mr. Werner was director of new ventures for Johnson & Johnson Development Corporation, making outside investments and licenses for Johnson & Johnson in biotechnology, pharmaceuticals, vision care, diagnostics and other high technology areas of health care. Before joining Johnson & Johnson in 1980, Mr. Werner was senior vice president of Robert S. First, Inc. and was responsible for managing its European and, later, U.S. health care management consulting business. Mr. Werner currently serves on the board of directors of GenVec, Inc. and TolerRx Inc. Mr. Werner received his B.S. and M.S. degrees from Princeton University and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Werner was originally elected to serve on our board of directors pursuant to a stockholders’ agreement between us and holders of our preferred stock.

      The Board of Directors recommends a vote FOR election of each of the named director nominees.

Information Regarding the Board of Directors and Certain Committees

      The Board of Directors held five meetings during 2003. Each director attended or participated in all of the aggregate number of (1) meetings of the Board of Directors and (2) meetings of those committees of the Board of Directors on which such director served during 2003. It is the Company’s policy to have each director attend the Annual Meeting and all future meetings of stockholders. The Board of Directors has determined that each member of the Board of Directors who will continue to be a member following the Annual Meeting, other than Drs. Rudnic and Cavanaugh and Mr. Werner, is independent in accordance with applicable rules of The Nasdaq National Market. Dr. Hockmeyer has been named by the Board of Directors as the “lead independent director.” The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Executive Committee. The Board of Directors has adopted a charter for each of these committees, copies of which are available on the Company’s website at www.advancispharm.com. A copy of the charter of the Audit Committee is annexed to this Proxy Statement as Annex A.

      The Audit Committee consists of Mr. Dugan and Drs. Hockmeyer and Douglas. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The Nasdaq National Market. The Board of Directors has determined that Mr. Dugan is the “audit committee financial expert” as that term is defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee was formed in September 2003 and held one meeting during 2003. The Audit Committee is authorized to:

•	approve and retain the independent auditors to conduct the annual audit of the Company’s books and records;

•	review the proposed scope and results of the audit;

•	review and pre-approve the independent auditor’s audit and non-audit services rendered;

•	approve the audit fees to be paid;

•	review accounting and financial controls with the independent auditors and the Company’s financial and accounting staff;

•	review and approve related party transactions;

•	recognize and prevent prohibited non-audit services by the Company’s independent auditors;

•	establish procedures for complaints received by the Company regarding accounting matters; and

•	oversee internal audit functions.

      The Compensation Committee consists of Drs. Hockmeyer and Douglas and Ms. Czerepak. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The Nasdaq National Market. The Compensation Committee was formed in September 2003 and held one meeting during 2003. The Compensation Committee is authorized to:

•	review and recommend the compensation arrangements for management, including the compensation for the president and chief executive officer;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve the Company’s financial goals; and

•	administer the Company’s stock incentive plan.

      The Nominating and Governance Committee consists of Dr. Hockmeyer and Ms. Czerepak. The Board of Directors has determined that each of the members of the committee is independent in accordance with applicable rules of The Nasdaq National Market. The Nominating and Governance Committee was formed in September 2003 and did not meet during 2003. The Nominating and Governance Committee is authorized to:

•	identify and nominate members of the board of directors and consider nominations by stockholders;

•	develop and recommend to the board of directors a set of corporate governance principles applicable to the Company; and

•	oversee the evaluation of the Board of Directors and management.

      As of May 1, 2004, the Executive Committee will consist of Drs. Rudnic, Cavanaugh and Hockmeyer. Subject to applicable law, the Executive Committee is authorized to exercise all power and authority of the Board of Directors in the oversight of the management of the Company’s business and affairs.

Nominations Process

      The Nominating and Governance Committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the Board of Directors. Under these criteria, members of the Board of Directors should have the highest professional and personal ethics and values, consistent with longstanding values and standards of the Company. Members of the Board of Directors should have broad experience at the policy-making level in business, government, medicine, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In identifying candidates for membership on the Board of Directors, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, maturity of judgment, career specialization, relevant skills, diversity and the extent to which a particular candidate would fill a present need on the Board of Directors. At a minimum, director candidates must have unimpeachable character and integrity, sufficient time to carry out their duties, the ability to read and understand financial statements, experience at senior levels in areas relevant to the Company and consistent with the objective of having a diverse and experienced Board, the ability and willingness to exercise sound business judgment, the ability to work well with others and the willingness to assume the responsibilities required of a director of the Company. Each member of the Board of Directors must represent the interests of the stockholders of the Company.

      The Nominating and Governance Committee also reviews and determines whether existing members of the Board of Directors should stand for reelection, taking into consideration matters relating to the age and number of terms served by individual directors and changes in the needs of the Board. The Nominating and Governance Committee has determined to nominate for re-election each of the Company’s directors with a term of office expiring at the Annual Meeting.

      The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. The Nominating and Governance Committee considers stockholder recommendations for candidates for the Board of Directors that are properly submitted in accordance with the Company’s by-laws. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards described above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Stockholder Communications with the Board of Directors

      Any stockholder who wishes to communicate directly with the Board of Directors should do so in writing, by registered mail addressed to Advancis Pharmaceutical Corporation, c/o Nominating and Governance Committee Chairperson, 20425 Seneca Meadows Parkway, Germantown, Maryland 20876. These communications will not be screened by management prior to receipt by the Nominating and Governance Committee Chairperson.

Corporate Governance Guidelines

      In connection with the Company’s initial public offering in 2003, the Company reviewed its corporate governance policies and practices. This included comparing its existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. Based upon this review, the Board of Directors adopted a set of corporate governance guidelines. In 2004, the Company continued to monitor its corporate governance guidelines and adopted changes to comply with rules adopted by the Securities and Exchange Commission and The Nasdaq National Market and industry practice. A copy of the Company’s corporate governance guidelines is available on the Company’s website at www.advancispharm.com.

Code of Ethics and Business Conduct

      The Board of Directors has adopted a written code of ethics and business conduct, a copy of which is available on the Company’s website at www.advancispharm.com. The Company requires all directors, officers and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in the Company’s best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place.

      The Board of Directors has also adopted a written code of ethics applicable to the chief executive officer and senior financial officers, a copy of which is available on the Company’s website at www.advancispharm.com. The Company requires its chief executive officer and senior financial officers to resolve ethically any actual or apparent conflicts of interest, and to comply with all generally accepted accounting principles, laws and regulations designed to produce full, fair, accurate, timely and understandable disclosure in the Company’s periodic reports filed with the Securities and Exchange Commission.

Compensation of Directors

      The Company currently pays each of its non-employee directors an annual fee of $15,000 for serving on its Board of Directors. The Company pays an additional $10,000 annual fee to the Chairman of the Board and an additional $2,000 annual fee to the chairman of each committee of the Board. In addition, for each scheduled in-person Board meeting the Company currently pays these directors $2,500 for attending in person or $1,250 for attending telephonically. For each scheduled telephonic Board meeting, the Company currently pays each director $1,000 for attending. Also, the Company pays $1,000 for each meeting of a committee of the Board attended. The Company also reimburses its non-employee directors for reasonable expenses incurred to attend Board and committee meetings, as well as business meetings and functions attended on the Company’s behalf. Directors who are also employees of the Company do not receive any additional compensation for their services as our directors.

      In addition, the Company’s stock incentive plan provides for the automatic grant of an option to purchase 20,000 shares of common stock to each of its non-employee directors on the date of each annual meeting of stockholders, provided the director continues to serve as a director following the meeting. The plan also provides for the automatic grant of an option to purchase 30,000 shares of common stock to each non-employee director who is first elected or appointed as a director after September 2, 2003.

      During 2003, Mr. Isbister received $40,000 for director fees, Drs. Douglas and Hockmeyer each received $24,000 for director fees, and Ms. Czerepak and Mr. Dugan each received $12,000 for director fees. Ms. Czerepak’s fees were paid on her behalf to Bear Stearns Health Innoventures, L.P. In addition, as compensation for service on our board of directors for the year 2003, Drs. Cavanaugh, Douglas and Hockmeyer and Messrs. Isbister and Werner each received in June 2003 an option to purchase 16,393 shares of our common stock at an exercise price of $0.62 per share and Ms. Czerepak and Mr. Dugan each received in September 2003 an option to purchase 16,393 shares of our common stock at an exercise price of $1.41 per share. In October 2003, we granted additional options (1) to purchase 27,321 shares of common stock at an exercise price of $10.00 per share to Drs. Douglas and Hockmeyer and Mr. Isbister, (2) to purchase 13,661 shares of common stock at an exercise price of $10.00 per share to each of Ms. Czerepak and Mr. Dugan, and (3) to purchase an additional 85,313 shares at an exercise price equal to $10.00 per share to Mr. Isbister for services rendered.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has selected the firm of PricewaterhouseCoopers LLP to serve as independent auditors for the fiscal year ending December 31, 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions from stockholders. PricewaterhouseCoopers LLP currently serves as the Company’s independent auditors.

      We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent auditor. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

      Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending December 31, 2004.

      The Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP.

AUDIT AND NON-AUDIT FEES

Audit Fees

      The fees billed by PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company’s annual financial statements for 2003 and 2002, the review of the financial statements included in the Company’s quarterly report on Form 10-Q for 2003 and assistance with the Company’s SEC filings during 2003 were $396,400 in 2003 and $44,500 in 2002.

Audit-Related Fees

      Audit-related fees represent professional services rendered for assurance and related services that are reasonably related to the audit of the Company’s annual financial statements for 2003 and 2002 and the review of the financial statements included in the Company’s quarterly report on Form 10-Q for 2003. There were no audit-related fees billed by PricewaterhouseCoopers LLP in 2003 or 2002.

Tax Fees

      There were no fees billed by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice and tax planning in 2003. In 2002, fees billed for these services were $13,200.

All Other Fees

      In 2003, PricewaterhouseCoopers LLP billed the Company an aggregate of $1,400 for all other services. This amount represents the cost of the Company’s subscription to an on-line library of authoritative accounting, auditing and financial reporting guidance and literature. There were no fees billed for other services in 2002.

Pre-Approval of Non-Audit Services

      The Audit Committee has established a policy governing the Company’s use of PricewaterhouseCoopers LLP for non-audit services. Under the policy, management may use PricewaterhouseCoopers LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. During 2003, all non-audit services were pre-approved in accordance with this policy.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Mr. Dugan and Drs. Douglas and Hockmeyer. Each year, the Audit Committee selects, subject to stockholder ratification, the Company’s independent auditors.

      Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of PricewaterhouseCooper’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to the Company’s financial reporting.

      PricewaterhouseCoopers LLP also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence. The Audit Committee further considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services described above is compatible with maintaining the auditors’ independence.

      Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the disclosures by the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also selected PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004.

Audit Committee

Richard W. Dugan, Chairman
R. Gordon Douglas, M.D.
Wayne T. Hockmeyer, Ph.D.

PROPOSAL 3.

APPROVAL OF THE AMENDED AND RESTATED ADVANCIS PHARMACEUTICAL

CORPORATION STOCK INCENTIVE PLAN

      Our Board of Directors proposes that you approve the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan. We believe that our ability to award incentive compensation based on equity in the Company is critical to our continued success in attracting, motivating and retaining key personnel and remaining competitive.

      The amended and restated plan incorporates the following amendments: (1) an increase in the number of shares available for issuance pursuant to awards granted under the plan by 1,250,000, (2) the addition of a per-person maximum limit of 1,000,000 shares that may be subject to awards granted during any one fiscal year, to preserve the tax-deductibility of such awards, and (3) the addition of a new type of stock award that will constitute “qualified performance-based compensation” to preserve the tax-deductibility of such awards.

      The following is a fair and complete summary of the plan as proposed to be amended and restated. This summary is qualified in its entirety by reference to the full text of the plan, which is annexed to this Proxy Statement as Annex B.

General

      Shares Available under the Plan. The number of shares of Common Stock initially reserved for issuance under the plan was 5,098,182 shares. We now propose to add 1,250,000 shares to the number of shares reserved for issuance under the plan. In addition, we now propose to add a provision that limits the maximum number of shares of Common Stock subject to awards of any combination that may be granted under the plan during any fiscal year to any one individual to 1,000,000. These plan limits will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, business combinations or exchanges of shares and the like. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are repurchased at or below cost by us or surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), the shares subject to such award and the surrendered shares will thereafter be available for further awards under the plan. As of April 16, 2004, the fair market value of a share of Common Stock, determined by the last reported sale price per share of Common Stock on such date as quoted on The Nasdaq National Market, was $8.43.

      Administration. The plan is administered by the Board of Directors or the Compensation Committee of our Board of Directors, but may be administered by a committee or committees as the Board of Directors may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (1) determine who is eligible for awards, and when such awards will be granted; (2) determine the types of awards to be granted; (3) except for automatic grants to non-employee directors, determine the number of shares covered by or used for reference purposes for each award; (4) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (5) modify, amend, extend, renew or reprice outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, except as noted below, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (6) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (7) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

      In the event of a stock dividend of, or stock split or reverse stock split affecting the Common Stock, (1) the maximum number of shares as to which we may grant awards under the plan and the maximum number of shares with respect to which we may grant awards during any one fiscal year to any individual, (2) the number of shares subject to automatic director grants, and (3) the number of shares covered by and the exercise price and other terms of outstanding awards, will be adjusted to reflect such event unless the Board of Directors determines that no such adjustment will be made.

      Except as provided above, in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation business combination or exchange of shares and the like, the administrator, in its discretion and without the consent of the holders of the awards, will make (1) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which awards may be granted under the plan (in the aggregate and with respect to any individual during any one fiscal year of the Company), and to the number, kind and price of shares covered by outstanding awards, and (2) any adjustments in outstanding awards, including but not limited to reducing the number of shares subject to awards or providing or mandating alternative settlement methods such as settlement of the awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to awards as the administrator determines in its discretion to be necessary or appropriate.

      Without the consent of award holders, the administrator may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan and outstanding awards.

      Participation. Participation in the plan will be open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. In addition, the administrator may also grant awards to individuals in connection with hiring, retention, or otherwise prior to the date the individual first performs services for the Company or an affiliate, provided that such awards will not become vested or exercisable before the date the individual first begins working. As of April 16, 2004, all seven current non-employee directors, and approximately 100 employees and consultants are eligible to participate in the plan.

Type of Awards

      The plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards and performance awards. The administrator may grant these awards separately or in tandem with other awards. The administrator will also determine the prices, expiration dates and other material conditions governing the exercise of the awards, other than automatic option grants to non-employee directors, which are described below. We, or any of our affiliates, may make or guarantee loans to assist grantees in exercising awards and satisfying any withholding tax obligations arising from awards.

      Stock Options. The plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of Common Stock, by a combination of cash and shares, or by any other means the administrator approves.

      Option Grants to Non-Employee Directors. Automatic option grants will be made under the plan to non-employee directors as follows: (A) each person who first becomes a non-employee director after September 2, 2003 will be granted an option to purchase 30,000 shares of Common Stock on the date on which he or she is initially elected or appointed to the Board, and such option will vest in 36 equal, monthly installments, in arrears, beginning immediately following the grant date, and (B) each non-employee director will be granted an additional option to purchase 20,000 shares of Common Stock on the date of each annual general stockholders’ meeting at which members of the Board are elected or re-elected, provided however, that he or she continues to serve as a non-employee director immediately following the meeting. Such option will vest in 12 equal, monthly installments, in arrears, beginning immediately following the grant date.

      The exercise price per share for each such option will be the Common Stock’s fair market value on the date of grant of the option. None of these options will become vested with respect to any shares of Common Stock after the date on which the non-employee director ceases to serve as a member of the Board. The options may be exercised from time to time, in whole or in part, prior to the earlier of (x) 180 days after a grantee ceases to serve as a Director (one year if the grantee ceases to serve because of his or her death or permanent and total disability) or (y) the tenth anniversary of the date of grant. In the event of a change in control of the Company, any outstanding options that were granted pursuant to these provisions prior to the date of such change in control will be 100% vested and exercisable on the date of, and immediately before, such change in control.

      The options may be exercised only by notice to the Company at its principal executive office. Payment of the exercise price may be made by delivery of cash or check to the order of the Company in an amount equal to the exercise price, or to the extent permitted by the Company, by delivery to the Company of shares of Common Stock of the Company already owned that are “mature” shares under Generally Accepted Accounting Standards of the United States and having a fair market value equal in amount to the exercise price of the option being exercised, or a combination thereof.

      Stock Appreciation Rights. The plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of Common Stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement.

      Stock and Phantom Stock Awards. The plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of Common Stock, or in a combination of both.

      Performance-Based Stock Awards. We now propose to provide in the plan that the administrator may grant stock awards in a manner constituting “qualified performance-based compensation” within the meaning of Internal Revenue Code Section 162(m), to preserve the tax-deductibility of such awards. The grant of, or lapse of restrictions with respect to, performance-based stock awards will be based upon one or more performance measures and objective performance targets to be attained relative to those performance measures, all as determined by the administrator. Performance targets may include minimum, maximum and target levels of performance, with the size of the performance-based stock award or the lapse of restrictions with respect thereto based on the level attained. “Performance measures” means criteria established by the administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); income before income taxes and minority interests; current value shareholders’ equity; corporate liquidity; financing activities; licensing transactions; joint ventures; co-promotional partnerships; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; share price performance; total stockholder return; relative performance to a group of companies or relevant market indices comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures.

      Performance Awards. In addition to “qualified performance-based stock awards,” the plan allows the administrator to grant performance awards which become payable in cash, in shares of Common Stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or us or our affiliate as a whole, over such performance period as the administrator may designate.

      Other Stock-Based Awards. The plan allows the administrator to grant stock-based awards which may be denominated in cash, Common Stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into Common Stock, or any combination of the foregoing. These awards may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock, other securities and cash.

Awards Under the Plan

      Because participation and the types of awards available for grant under the plan as proposed to be amended, other than the automatic grants to non-employee directors as described above, are subject to the discretion of the administrator, the benefits or amounts that any participant or groups of participants may receive if the amended and restated plan is approved are not currently determinable. As a group, non-employee directors will receive, in the current fiscal year, 120,000 options to purchase shares of Common Stock, assuming that the Company will have six non-employee directors on its Board of Directors from the Annual Meeting through the end of the current fiscal year. The following New Plan Benefits table contains the number of awards made under the plan to the individuals and groups listed below during our last fiscal year and from the date of the plan’s inception through April 16, 2004.

New Plan Benefits Table

	Number of Shares Underlying
	Option Grant

Name and Position	Last Fiscal Year	Inception

Edward M. Rudnic, Ph.D.	563,927	1,107,349
President and Chief Executive Officer
Steven A. Shallcross	81,963	271,247
Senior Vice President, Chief Financial Officer and Treasurer
Kevin S. Sly	92,892	271,248
Senior Vice President, Chief Business Officer and Secretary
Colin E. Rowlings	51,909	213,871
Senior Vice President, Pharmaceutical Research and Development
Robert J. Guttendorf	10,928	104,641
Vice President, Preclinical Research
Executive Group(1)	976,469	2,676,252
Non-Executive Director Group(2)	339,394	621,348
Non-Executive Officer Employee Group(3)	354,162	941,867

(1)	All current executive officers as a group.

(2)	All current non-employee directors as a group.

(3)	All employees as a group, including all current officers who are not executive officers.

Amendment and Termination

      Our Board of Directors may terminate, amend or modify the plan or any portion thereof at any time.

Federal Income Tax Consequences

      The following is a general summary of the current federal income tax treatment of stock options, which would be authorized for grants under the plan as proposed, based upon the current provisions of the Internal Revenue Code and regulations promulgated thereunder.

      Incentive Stock Options. Incentive stock options under the plan are intended to meet the requirements of section 422 of the Internal Revenue Code. An employee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise. The option exercise, however, may be subject to alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, however, the option holder will recognize ordinary income at the time of disposition equal to the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the purchase price, or (2) the excess of the amount realized over the adjusted tax basis of the shares. Any gain or loss recognized on such premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such premature disposition may apply if the option holder is also an officer, director, or 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the option holder.

      Nonqualified Stock Options. A grantee does not recognize any taxable income at the time the grantee is granted a nonqualified stock option. Upon exercise, the option holder recognizes taxable ordinary income generally equal to the excess of the fair market value of the shares at exercise over the purchase price. Any gain or loss recognized upon disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Any ordinary income recognized by the option holder due to option exercise is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the option holder.

      Disallowance of Deductions. The Internal Revenue Code disallows deductions by publicly held corporations for compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and its four other most highly compensated officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to this deduction limitation if the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors, the material terms under which the compensation is to be paid are disclosed to the stockholders and approved by a majority vote, and the compensation committee certifies that the performance goals and other material terms were in fact satisfied before the compensation is paid. Under this exception, the deduction limitation does not apply to compensation otherwise deductible on account of stock options and stock appreciation rights granted at fair market value under a plan that limits the number of shares that may be issued to any individual and which is approved by the corporation’s stockholders.

The Board of Directors recommends a vote FOR approval of

the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan.

MANAGEMENT

      The Company’s executive officers, key employees and directors are as follows:

Name	Age	Position

Edward M. Rudnic, Ph.D.	48	President, Chief Executive Officer and Director*
Steven A. Shallcross	42	Senior Vice President, Chief Financial Officer and Treasurer
Kevin S. Sly	46	Senior Vice President, Chief Business Officer and Secretary
Barry Hafkin, M.D.	57	Senior Vice President and Chief Scientific Officer
Colin E. Rowlings, Ph.D.	40	Senior Vice President, Pharmaceutical Research and Development
James Bruno	39	Vice President, Pharmaceutical Sales
Darren W. Buchwald	34	Vice President, Pharmaceutical Marketing
Beth A. Burnside, Ph.D.	43	Vice President, Formulation Development
Robert Guttendorf, Ph.D.	47	Vice President, Preclinical Research
Donald J. Treacy, Ph.D.	34	Vice President, Analytical Sciences
Sandra E. Wassink	46	Vice President, Pharmaceutical Technology
James D. Isbister	67	Director, Chairman of the Board*
James H. Cavanaugh, Ph.D.	67	Director
Elizabeth Czerepak	48	Director
R. Gordon Douglas, M.D.	70	Director**
Richard W. Dugan	62	Director
Wayne T. Hockmeyer, Ph.D.	59	Director
Harold R. Werner	55	Director**

*	Mr. Isbister has announced that he will retire as a director and Chairman of the Board on May 1, 2004. On that date, Dr. Rudnic will become the Company’s Chairman of the Board, President and Chief Executive Officer.

**	Nominated for re-election at the Annual Meeting.

      Set forth below is certain information regarding the positions and business experience of each executive officer and director of the Company (other than the director nominees, the biographies of which are set forth above under Proposal No. 1).

      Edward M. Rudnic, Ph.D. founded Advancis Pharmaceutical Corporation and has been our president, chief executive officer and a director since our inception. Dr. Rudnic has been appointed Chairman of the Board effective May 2004. Dr. Rudnic has over 20 years of industry experience in the development and commercialization of a wide range of pharmaceutical products. From 1997 to 1999, Dr. Rudnic directed the research and development activities in the U.S. for Shire Pharmaceuticals. Shire acquired Pharmavene, Inc. in 1997, a start-up company focused on the design and commercialization of drug delivery systems, where Dr. Rudnic was senior vice president for development and technical operations from 1996 to 1997 and vice president, pharmaceutical research and development from 1991 to 1996. From 1990 to 1991, he was an independent consultant. From 1985 to 1990, he held positions of increasing responsibility as a director of formulation development and head of pharmaceutical process development at Schering-Plough Corporation. Dr. Rudnic was a research investigator at E.R. Squibb and Sons, developing oral controlled-release dosage forms and novel drug delivery concepts, from 1982 to 1985. Dr. Rudnic has a B.S. in pharmacy, M.S. in pharmaceutics and a Ph.D. in pharmaceutical sciences from the University of Rhode Island. Dr. Rudnic is a registered pharmacist. He holds adjunct professorships at the University of Rhode Island and the University of Maryland. Dr. Rudnic was originally elected to our Board of Directors pursuant to a stockholders’ agreement between us and holders of our preferred stock.

      Steven A. Shallcross joined us in October 2001 as senior vice president and chief financial officer. Mr. Shallcross has also served as our treasurer since August 2003. Mr. Shallcross has over 17 years of senior financial and operations experience in emerging organizations, acquisitions and restructurings. Mr. Shallcross was the vice president of finance and chief financial officer at Bering Truck Corporation, a truck manufacturer, from 1997 to 2001. From 1993 to 1997, Mr. Shallcross served as vice president of operations at Precision Scientific, Inc., a manufacturer of scientific laboratory equipment. He was the controller of Precision Scientific from 1993 to 1994. Mr. Shallcross received a bachelor’s degree in accounting from the University of Illinois, and received an M.B.A from the University of Chicago, Graduate School of Business. Mr. Shallcross is also a certified public accountant.

      Kevin S. Sly has served as our senior vice president and chief business officer since February 2004. From September 2002 to February 2004, Mr. Sly served as senior vice president, business development and strategic marketing. Mr. Sly has over 20 years of experience in the design, development and management of products, services and businesses incorporating biomedical and pharmaceutical technologies. From 1995 to 2002, Mr. Sly established and directed new business development and marketing efforts for Yamanouchi Pharma Technologies, Inc., a pharmaceutical drug delivery system company. From 1990 to 1995, Mr. Sly served as vice president, business development for another emerging company, ReSeal Pharmaceutical Systems, directing technological development, business development and marketing of controlled-delivery systems for pharmaceuticals, health care and personal care products. Mr. Sly received a B.A. in biology from Pomona College in Claremont, California.

      Barry Hafkin, M.D. has served as our senior vice president and chief scientific officer since March 2004. Dr. Hafkin has more than 20 years’ experience in medicine, including infectious disease research and treatment, patient care and the development of new drugs. From 2002 to March 2004, Dr. Hafkin was director of virology and immunology for Boehringer Ingelheim Pharmaceuticals, where his responsibilities included the development of a protease inhibitor and a non-nucleoside reverse transcriptase inhibitor, both used in the treatment of HIV and two new chemical entities for the treatment of HCV. In addition, Dr. Hafkin oversaw the early development of several new chemical entities for the treatment of rheumatoid arthritis and psoriasis. From 1997 to 2002, Dr. Hafkin was senior medical director for Pharmacia Corporation, where he led the development of the oxazolidinone class of antibiotics, the first new family of antibiotics created in more than 30 years. Early in his career, Dr. Hafkin worked as an epidemiologic intelligence service officer in the viral disease branch at the Centers for Disease Control in Atlanta. Dr. Hafkin also completed a prestigious fellowship, with National Institutes of Health funding, at Stanford University Medical Center where he studied the immune response of patients chronically infected with hepatitis B virus. Dr. Hafkin completed a medical internship and residency in San Antonio, and earned his M.D. from the University of Texas at San Antonio. He received a B.S. degree in chemistry from the University of Houston.

      Colin E. Rowlings, Ph.D. has served as our senior vice president, pharmaceutical research and development since August 2003. From August 2001 to August 2003, Dr. Rowlings served as our vice president, pharmaceutical research and development. Dr. Rowlings has 14 years of pharmaceutical industry experience including 12 years in dosage form development of new chemical entities. Prior to joining us in 2001, Dr. Rowlings served as group director of pharmaceutical research and development at the San Diego site of the Pfizer Global R&D organization (previously Agouron Pharmaceuticals Inc.). From 1997 to 2001, Dr. Rowlings was director of pharmaceutical development in Agouron and managed formulation development, clinical manufacturing, process scale-up, clinical supply release testing, stability and documentation functions. Prior to that, Dr. Rowlings worked in formulation development at Rhone-Poulenc Rorer (now Aventis) and Eli Lilly. Dr. Rowlings has a bachelor of pharmacy degree from the University of Queensland, Australia and received a Ph.D. in pharmaceutics from the University of Iowa. He holds an adjunct professorship at Purdue University College of Pharmacy.

      James Bruno joined us in December 2003 as vice president, pharmaceutical sales. Mr. Bruno has over 15 years of sales and marketing experience, most notably in the area of infectious diseases. From 2000 until 2002, Mr. Bruno served as vice president, international marketing, at MedImmune, where he was responsible for the international launch of a monoclonal antibody as well as the management of MedImmune’s distribution partners. From 1999 to 2000, Mr. Bruno was director of infectious disease products at Pharmacia Corporation, where he spearheaded sales, marketing and launch activities for a new class of antibiotics. From 1986 to 1999, Mr. Bruno held a range of sales and marketing positions at SmithKline Beecham Pharmaceuti-

cals, including serving as regional director for infectious disease products, coordinating sales and marketing activities throughout Latin America. Mr. Bruno received a B.S. in marketing from St. Joseph’s University and an M.B.A. from Drexel University.

      Darren W. Buchwald joined us in September 2003 as vice president, pharmaceutical marketing. Mr. Buchwald has over 13 years of experience in development and commercialization of biologies and pharmaceuticals. From 1998 to September 2003, Mr. Buchwald established and managed strategic marketing at Human Genome Sciences where he directed the development and execution of the commercialization strategies supporting the oncology products portfolio. From 1996 to 1998, Mr. Buchwald was a consultant with Parexel International, a pharmaceutical services company, where he directed international commercial strategy engagements. Prior to joining Parexel, he was responsible for Blue Cross Blue Shield of Maryland’s (now CareFirst) prescription drug and managed health benefit products. From 1991 to 1995, he held positions of increasing responsibility with Forest Laboratories as product manager of their narcotic analgesic franchise. Mr. Buchwald has a Bachelor of Arts degree from the University of Maryland.

      Beth A. Burnside, Ph.D. has served as our vice president, formulation development since August 2003. Dr. Burnside joined us in August 2002 as senior director, formulation development. From 1993 to 2002, Dr. Burnside was employed by Shire Laboratories Inc. While at Shire she held management positions with increasing responsibilities in the pharmaceutics, pharmaceutical development and the advanced drug delivery organizations. As vice president of the advanced drug delivery division, Dr. Burnside assisted in the development of the division’s specialized controlled release and enhanced bioavailability oral delivery formulation and product strategy. Prior to working at Shire, Dr. Burnside gained additional experience at Johnson & Johnson from 1991 to 1992 and at Schering-Plough Research from 1989 to 1991. She received a B.S. in chemistry/mathematics from Muhlenberg College in Allentown, Pennsylvania and an M.S. in organic chemistry and a Ph.D. in physical-organic chemistry from Drexel University.

      Robert J. Guttendorf, Ph.D. joined us as vice president, preclinical research in September 2002. Dr. Guttendorf has over 15 years of experience in the pharmaceutical industry applying his pharmacokinetic, pharmacodynamic and drug metabolism expertise in all phases of drug discovery and development, and across a broad range of therapeutic areas. From 2001 to 2002, Dr. Guttendorf was scientific strategy advisor at Pfizer Global R&D in Ann Arbor, Michigan (formerly Parke-Davis Pharmaceutical Research). Prior to that, he held various scientific and managerial positions with increasing responsibilities within Pfizer/ Parke-Davis, including director of PK/ DM discovery and preclinical development. Dr. Guttendorf received a B.S. in pharmacy from West Virginia University and is a registered pharmacist. He received a Ph.D. in pharmaceutical sciences from the University of Kentucky.

      Donald J. Treacy, Ph.D. has served as our vice president, analytical sciences since January 2004. Dr. Treacy joined us in March 2000 as director of analytical research and development and was promoted to senior director in March 2002. Dr. Treacy has over 12 years of industry experience in analytical chemistry and in support of advanced drug delivery development. From 1993 to 2000, Dr. Treacy managed an analytical sciences group at Shire Laboratories Inc. He was involved with analytical method development and validation, as well as the chemistry portions of INDs and NDA supplements. From 1992 to 1993, Dr. Treacy was involved with analytical method development for the National Cancer Institute. Dr. Treacy received a bachelor’s degree in chemistry from Roanoke College and his doctorate in analytical chemistry from the University of Maryland.

      Sandra E. Wassink has served as our vice president, pharmaceutical technology since August 2003. Ms. Wassink joined us as senior director, pharmaceutical development in May 2000. Ms. Wassink has over 20 years of industry experience in formulation and development of advanced drug products. From 1992 to 2000, Ms. Wassink managed the pharmaceutical technology department at Shire Laboratories, Inc. She was involved in development, scale up, validation and introduction into production of oral solid dose products. Prior to that, Ms. Wassink was involved in formulation development at Schering-Plough Corporation. Ms. Wassink received a bachelor’s degree in biology from Florida State University.

      James D. Isbister has been our chairman of the Board of Directors since our inception. Mr. Isbister was a founder of Pharmavene, Inc. and served as its president and chief executive officer and as a director from 1990 to 1998. From 1986 until January 1989, Mr. Isbister was senior vice president of Consolidated HealthCare and served as president of its subsidiary, Combined Technologies, Inc. Mr. Isbister served as senior vice president of the National Blue Cross and Blue Shield Association from 1980 to 1986 and as a consultant to the Association from January 1989 to January 1990. From 1978 to 1980, Mr. Isbister was the associate director for management of the U.S. International Communication Agency. Mr. Isbister served as deputy director of the National Institute of Mental Health from 1970 to 1974 and as the first director of the U.S. Alcohol, Drug Abuse, and Mental Health Administration from 1974 to 1977. Mr. Isbister was originally elected to our Board of Directors pursuant to a stockholders’ agreement between us and holders of our preferred stock. Mr. Isbister has announced that he will retire as a director and Chairman of the Board on May 1, 2004.

      James H. Cavanaugh, Ph.D. has been a director since our inception. Dr. Cavanaugh is a general partner of HealthCare Partners V, L.P. and HealthCare Partners VI, L.P., which are the general partners of HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P., respectively. Dr. Cavanaugh was previously president of SmithKline and French Laboratories U.S., Inc. from 1985 to 1989 and president of SmithKline Clinical Laboratories from 1981 to 1985. Dr. Cavanaugh serves as a member of the Board of Directors of MedImmune, Inc., Shire Pharmaceuticals Group PLC, Diversa Corp. and Vicuron Pharmaceuticals (formerly Versicor, Inc.). Dr. Cavanaugh also currently serves on the Board of Directors of the National Venture Capital Association and as trustee emeritus of the California College of Medicine. Dr. Cavanaugh holds a Ph.D. and an M.S. from the University of Iowa and a B.S. from Fairleigh Dickinson University. Dr. Cavanaugh was originally elected to serve on our Board of Directors pursuant to a stockholders’ agreement between us and holders of our preferred stock.

      Elizabeth Czerepak joined our Board of Directors in July 2003. Ms. Czerepak was a founder of Bear Stearns Health Innoventures and has been a member of Bear Stearns Health Innoventures Management L.L.C., the general partner of the funds comprising the Bear Stearns Health Innoventures group since its inception in April 2001. She is an employee of Bear Stearns Asset Management Inc., the managing member of Bear Stearns Health Innoventures Management L.L.C. Prior to joining Bear Stearns Health Innoventures, Ms. Czerepak was vice president of business development and a member of the executive board at BASF Pharma/ Knoll Pharmaceutical Co. From 1987 to 1995, Ms. Czerepak served in various senior positions at Hoffmann-La Roche, responsible for licensing, acquisitions, financial analysis and strategic planning. Ms. Czerepak also established an internal venture vehicle for Hoffmann-La Roche to facilitate start-up companies. She received a B.A. magna cum laude from Marshall University and a M.B.A. from Rutgers University. Ms. Czerepak was originally elected to serve on our Board of Directors pursuant to a stockholders’ agreement between us and holders of our preferred stock.

      Richard W. Dugan joined our Board of Directors in September 2003. From 1976 to 2002, Mr. Dugan served as a partner for Ernst & Young LLP, where he served in various managing and senior partner positions including mid-atlantic area senior partner from 2001 to 2002, mid-atlantic area managing partner from 1989 to 2001 and Pittsburgh office managing partner from 1981 to 1989. Mr. Dugan retired in 2002. Mr. Dugan received a B.S.B.A. from Pennsylvania State University.

      Wayne T. Hockmeyer, Ph.D., has been a director since our inception and has been named by our Board of Directors as the “lead independent director.” Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as president and chief executive officer and was elected to serve on the board of directors in May 1988. Dr. Hockmeyer became chairman of the board of directors in May 1993. He relinquished his position as chief executive officer in October 2000 and now serves as the chairman of the board of directors and president of MedImmune Ventures, Inc. Dr. Hockmeyer is a member of the Maryland Economic Development Commission. He is a member of the board of directors of Diversa Corporation, InterMune Pharmaceuticals, Inc., Idenix Pharmaceuticals, Inc., Tercica, Inc. and TolerRx, Inc. Dr. Hockmeyer has announced that he does not intend to seek re-election to the board of directors of InterMune Pharmaceuticals, Inc. or Diversa Corporation when his current terms expire in May 2004. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and his Ph.D. from the University of Florida in 1972. In 2002, Dr. Hockmeyer was awarded a doctor of science honoris causa from Purdue University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of Common Stock of the Company as of April 16, 2004, unless otherwise indicated, by (1) all stockholders known by the Company to beneficially own more than five percent of the outstanding Common Stock, (2) each of the directors and nominees for director, (3) each executive officer of the Company named in the Summary Compensation Table and (4) all directors and executive officers of the Company as a group. Beneficial ownership is calculated in accordance with the rules of the SEC.

Beneficial Owner (1)	Number of Shares	Percent Owned

Five Percent Stockholders:
HealthCare Ventures group(2)	9,162,459	40.2%
Bear Stearns Health Innoventures group(3)	2,428,549	10.7%
Directors and Named Executive Officers:
James H. Cavanaugh, Ph.D.(4)	9,204,533	40.4%
Harold R. Werner(5)	9,204,532	40.4%
Elizabeth Czerepak(6)	2,458,602	10.8%
Edward M. Rudnic, Ph.D.(7)	1,106,441	4.8%
James D. Isbister(8)	424,093	1.9%
R. Gordon Douglas, M.D.(9)	85,787	*
Wayne T. Hockmeyer, Ph.D.(10)	40,981	*
Richard W. Dugan(11)	30,053	*
Steven A. Shallcross(12)	81,799	*
Kevin S. Sly(13)	79,067	*
Colin E. Rowlings, Ph.D.(14)	39,451	*
Robert J. Guttendorf, Ph.D(15)	16,915	*
All directors and executive officers as a group (18 persons)(16)	13,738,501	58.6%

*	less than 1%

(1)	Unless otherwise indicated, the address of each stockholder is c/o Advancis Pharmaceutical Corporation, 20425 Seneca Meadows Parkway, Germantown, Maryland 20876.

(2)	Includes 3,629,973 shares beneficially owned by HealthCare Ventures V, L.P. and 5,532,486 shares beneficially owned by HealthCare Ventures VI, L.P. The address for the HealthCare Ventures entities is 44 Nassau Street, Princeton, New Jersey 08542.

(3)	Includes 1,396,617 shares beneficially owned by BX, L.P., 351,462 shares beneficially owned by Bear Stearns Health Innoventures, L.P., 289,134 shares beneficially owned by Bear Stearns Health Innoventures Offshore, L.P., 227,986 shares beneficially owned by Bear Stearns Health Innoventures Employee Fund, L.P. and 163,350 shares held by BSHI Members, L.L.C. The address for the Bear Stearns Health Innoventures entities is 383 Madison Avenue, New York, New York 10179.

(4)	Dr. Cavanaugh is a general partner of HealthCare Partners V, L.P. and HealthCare Partners VI, L.P., which are the general partners of HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P., respectively. In such capacity he may be deemed to share voting and investment power with respect to 3,629,973 shares beneficially owned by HealthCare Ventures V, L.P. and 5,532,486 shares beneficially owned by HealthCare Ventures VI, L.P., each of which is a venture capital investment affiliate of HealthCare Ventures LLC. Dr. Cavanaugh disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. Dr. Cavanaugh’s beneficially owned shares also include 18,031 shares of restricted stock that remain subject to vesting. Dr. Cavanaugh’s address is c/o HealthCare Ventures LLC, 44 Nassau Street, Princeton, New Jersey 08542.

(5)	Mr. Werner is a general partner of HealthCare Partners V, L.P. and HealthCare Partners VI, L.P. which are the general partners of HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P., respectively. In such capacity he may be deemed to share voting and investment power with respect to 3,629,973 shares beneficially owned by HealthCare Ventures V, L.P. and 5,532,486 shares beneficially owned by HealthCare Ventures VI, L.P., each of which is a venture capital investment affiliate of Healthcare Ventures LLC. Mr. Werner disclaims beneficial ownership of the shares owned by these funds, except to the extent of his proportionate pecuniary interest therein. Mr. Werner’s beneficially owned shares also include 13,523 shares held by the Werner Family Investment Limited Partnership and 18,031 shares of restricted stock that remain subject to vesting. Mr. Werner’s address is c/o HealthCare Ventures LLC, 44 Nassau Street, Princeton, New Jersey 08542.

(6)	Ms. Czerepak is a member of Bear Stearns Health Innoventures Management L.L.C., which serves as the general partner of the funds comprising the Bear Stearns Health Innoventures group, and is an employee of Bear Stearns Asset Management Inc., the managing member of Bear Stearns Health Innoventures Management L.L.C. In such capacity, she may be deemed to share voting and investment power with respect to the 2,428,549 shares beneficially owned by the Bear Stearns Health Innoventures group. Ms. Czerepak disclaims beneficial ownership of the shares owned by the funds constituting such group except to the extent of her proportionate pecuniary interest therein. Includes 30,053 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, may be subject to vesting. Ms. Czerepak’s address is c/o Bear Stearns Asset Management Inc., 383 Madison Ave., New York, New York 10179.

(7)	Includes 57,374 shares that remain subject to vesting and 193,915 shares issuable upon exercise of options that are exercisable within 60 days. Also includes 136,606 shares held in trust for the benefit of Dr. Rudnic, 136,606 shares held in trust for the benefit of Elizabeth Rudnic, the spouse of Dr. Rudnic, and an aggregate of 174,854 shares held in two trusts for the benefit of Dr. Rudnic’s daughters, of which an aggregate of 16,392 are shares of restricted stock that remain subject to vesting. Dr. Rudnic disclaims beneficial ownership of all shares held in trust for the benefit of Mrs. Rudnic and his daughters.

(8)	Includes 112,634 shares issuable upon exercise of options that are exercisable within 60 days and 267,746 shares held in trust for the benefit of Mr. Isbister, of which 57,373 are shares of restricted stock that remain subject to vesting. Also includes 43,713 shares held by the spouse of Mr. Isbister, Dr. Jenefir D. Isbister, 24,588 of which are shares of restricted stock that remain subject to vesting. Mr. Isbister disclaims beneficial ownership of all shares held by Dr. Isbister.

(9)	Includes 18,304 shares of restricted stock that remain subject to vesting and 35,517 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon exercise of such options on the date of exercise, depending on the date of exercise, may be subject to vesting.

(10)	Includes 27,321 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, may be subject to vesting.

(11)	Represents 30,053 shares issuable upon exercise of options that are exercisable within 60 days. The shares issuable upon the exercise of options, depending on the date of exercise, may be subject to vesting.

(12)	Includes 54,478 shares issuable upon exercise of options that are exercisable within 60 days. Includes 27,321 shares held in trust for Mr. Shallcross’ spouse and his descendants. Mr. Shallcross disclaims beneficial ownership of all shares held in the trust.

(13)	Includes 54,478 shares issuable upon exercise of options that are exercisable within 60 days.

(14)	Includes 8,032 shares issuable upon exercise of options that are exercisable within 60 days. Includes 31,419 shares held in trust for the benefit of Dr. Rowlings’ spouse and descendants. Dr. Rowlings disclaims beneficial ownership of all shares held in the trust.

(15)	Represents 16,915 shares issuable upon exercise of options that are exercisable within 60 days.

(16)	Includes 9,162,459 shares beneficially owned by HealthCare Ventures group that are attributed to Dr. Cavanaugh and Mr. Werner and 2,428,549 shares beneficially owned by Bear Stearns Health Innoventures group that are attributed to Ms. Czerepak. Also includes 386,861 shares of restricted stock that remain subject to vesting and 640,168 shares issuable upon exercise of options that are exercisable within 60 days. Of the shares issuable upon exercise of options, 148,504 would be shares of restricted stock subject to vesting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In March 2003, we sold convertible notes to HealthCare Ventures VI, L.P., and five other investors for an aggregate of $5.0 million. None of the five other investors has any affiliation with us other than as a stockholder. The notes were secured by substantially all of our assets and accrued interest at a rate of 7% per annum, compounding monthly. HealthCare Ventures VI, L.P. purchased notes for an aggregate principal amount of $4,375,000 and the five other investors purchased notes for an aggregate principal amount of $625,000. On July 2, 2003, each of the investors elected to convert all of the aggregate principal amount of the notes and accrued interest into an aggregate of 2,263,272 shares of Series E Convertible Preferred Stock at a price of $2.25 per share in accordance with the terms of the notes. As a result of this conversion, HealthCare Ventures VI, L.P. purchased 1,980,363 shares of our Series E Convertible Preferred Stock, and five other investors purchased an aggregate of 282,909 shares of our Series E Convertible Preferred Stock.

      Each of the following investors, which are holders of in excess of 5% of our common stock, participated in the offer and sale of our Series E Preferred Stock in July 2003 as indicated below. Each of these shares was converted into 0.5464242 shares of our common stock in connection with our initial public offering in October 2003.

	Purchase	Aggregate
	Price Per	Shares	Total
Investor	Share	Purchased	Investment

HealthCare Ventures V, L.P.	$2.25	888,889	$2,000,000
HealthCare Ventures VI, L.P.	$2.25	2,869,252 (1)	$6,455,816
Bear Stearns Health Innoventures group(2)	$2.25	4,444,444	$9,999,999

(1)	Includes 1,980,363 shares of Series E Preferred Stock issued upon conversion of a promissory note in July 2003.

(2)	Includes BX, L.P., Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., Bear Stearns Health Innoventures Employee Fund, L.P. and BSHI Members, L.L.C.

      James H. Cavanaugh and Harold R. Werner, members of our board of directors, are general partners of HealthCare Partners V, L.P., and HealthCare Partners VI, L.P., which, are the general partners of HealthCare Ventures V, L.P. and HealthCare Ventures VI, L.P., respectively.

      Elizabeth Czerepak, a member of our board of directors, is a member of Bear Stearns Health Innoventures Management, L.L.C., the general partner of the funds comprising the Bear Stearns Health Innoventures group.

      In July 2003, Dr. Hockmeyer, one of our directors, purchased 50,000 shares of our Series E Preferred Stock for an aggregate of $112,500. Dr. Hockmeyer subsequently transferred 25,000 of these shares to a trust for the benefit of his son. In addition, in July 2003, Dr. Douglas, one of our directors, purchased 30,000 shares of our Series E Preferred Stock for an aggregate of $67,500.

Loans to Executive Officer

      In October 2001, we provided loans to Dr. Rudnic, our president, chief executive officer and a director, and two trusts affiliated with Dr. Rudnic, that are evidenced by full recourse notes in the aggregate principal amount of $121,500. The notes bear interest at a fixed annual interest rate of 5.5%, with the interest payable annually, and mature in October 2006. The proceeds from these notes were used to exercise options to purchase 295,069 shares of our common stock. The loans are secured by 295,069 shares of our common stock issued to Dr. Rudnic and the two trusts, plus any additional shares purchased by these holders. Following exercise, Dr. Rudnic transferred by gift a total of 38,250 shares of our common stock to five family members and two other individuals. The shares of common stock remain pledged to secure the loans to Dr. Rudnic. As of December 31, 2003, the total amount outstanding under the loans was $122,613, including accrued interest.

Consulting Arrangements

      In December 2002, we entered into a consulting arrangement with Mr. Isbister, the chairman of our board of directors, which provides for a payment to Mr. Isbister of $60,000 per year in exchange for consulting services. These consulting services include tactical advice and planning with regard to corporate operations, financing approaches, and product development and commercialization strategies. We expect to enter into a new consulting agreement with Mr. Isbister in connection with his retirement from the Board of Directors. The new agreement will provide for the payment of $100,000 per year to Mr. Isbister for consulting services.

      In December 2002, we entered into a consulting agreement with Jenefir D. Isbister, Ph.D., the spouse of Mr. Isbister and a professor and research microbiologist at George Mason University. Under the terms of the consulting agreement, we pay Dr. Isbister $1,500 per day for consultation and research support services in connection with our identification and development of pulsatile antibiotic delivery strategies. The current consulting agreement will expire in December 2004. In 2003 and 2002, we paid an aggregate of $56,000 and $65,100, respectively to Dr. Isbister under this agreement. We also granted options to Dr. Isbister that were exercised for 43,714 shares of our common stock at a weighted average exercise price of $0.53 per share.

EXECUTIVE COMPENSATION AND OTHER MATTERS

      The following table contains summary information concerning annual compensation for the fiscal years ended December 31, 2003, 2002 and 2001 for our chief executive officer and each of our other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2003.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation

				Number of
		Annual Compensation		Shares
				Underlying	All Other
Name & Principal Position	Year	Salary	Bonus(1)	Option Awards	Compensation

Edward M. Rudnic	2003	$310,000	$155,000	563,927	$3,465	(3)
President, Chief Executive	2002	255,626	63,907	—	—
Officer and Director	2001	242,575	59,985	393,425 (2)	—
Steven A. Shallcross	2003	200,000	80,000	81,963	—
Senior Vice President, Chief	2002	183,058	45,765	—	—
Financial Officer and Treasurer	2001	31,385	6,497	109,284	—
Kevin S. Sly	2003	200,000	80,000	92,892	—
Senior Vice President, Chief	2002	157,013	89,313	98,356	194,557	(4)
Business Officer and Secretary	2001	—	—	—	—
Colin E. Rowlings	2003	190,798	80,000	51,909	—
Senior Vice President,	2002	169,628	42,407	38,250	—
Pharmaceutical Research and Development	2001	68,750	14,601	43,714	34,211	(5)
Robert J. Guttendorf	2003	185,000	46,250	10,928	—
Vice President, Preclinical	2002	55,468	13,931	43,713	55,131	(6)
Research	2001	—	—	—	—

(1)	Bonus earned is paid in the first quarter of the subsequent year. The bonus paid to Mr. Sly in 2002 includes a $50,000 signing bonus.

(2)	In 2001, Dr. Rudnic received an option to purchase 98,356 shares of common stock at an exercise price of $0.39 per share, and an option to purchase 295,066 shares of common stock at an exercise price of $0.42 per share. Of these grants, options to purchase 65,570 shares of common stock at an exercise price of $0.42 per share were transferred to a family trust.

(3)	Represents reimbursement of disability insurance premiums.

(4)	Includes $117,170 for relocation expenses and $77,387 for reimbursed taxes.

(5)	Includes $19,326 for relocation expenses and $14,885 for reimbursed taxes.

(6)	Includes $32,074 for relocation expenses and $23,057 for reimbursed taxes.

Stock Option Grants in Last Fiscal Year

      The following table contains information related to the grant of stock options by us during the year ended December 31, 2003 to the executive officers named in the summary compensation table.

		Percent of
	Number	Total			Potential Realizable Value
	of	Options			at Assumed Annual Appreciation
	Securities	Granted to			Rates of Stock Price
	Underlying	Employees	Exercise or		for Option Term(1)
	Options	In Fiscal	Base Price	Expiration
	Granted	Year	($/Share)(2)	Date	0%	5%	10%

Edward M. Rudnic	163,927	12.3%	0.62	6/3/2013	$1,127,818	$1,901,014	$3,087,248
	400,000	30.1%	10.00	10/15/2013	—	886,684	3,781,227
Steven A. Shallcross	81,963	6.2%	0.62	6/3/2013	563,905	950,501	1,543,615
Kevin S. Sly	92,892	7.0%	0.62	6/3/2013	639,097	1,077,242	1,749,441
Colin E. Rowlings	43,713	3.3%	1.41	9/1/2013	266,212	472,394	788,717
	8,196	0.6%	10.00	10/15/2013	—	18,168	77,477
Robert J. Guttendorf	10,928	0.8%	10.00	10/15/2013	—	24,224	103,303

(1)	The 0%, 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC, do not represent the Company’s estimates or projection of the future trading prices of its common stock and are determined on the basis of the closing selling price per share of the Company’s common stock on The Nasdaq National Market on December 31, 2003 ($7.50), less the option exercise price payable per share. Unless the market price of the common stock appreciates over the option term, no value will be realized from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of the Company, overall business and market conditions, and the optionee’s continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

(2)	The exercise price may be paid in cash or in shares of common stock valued at the fair market value on the exercise date. Options may also be exercised, to the extent permissible under applicable law and Company policy, through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

Aggregated Option Exercises and Fiscal Year-End Option Values

      The following table contains information concerning the aggregated option exercises during the fiscal year ended December 31, 2003 and the value of unexercised options held as of December 31, 2003 by the executive officers named in the summary compensation table.

			Number of Shares Underlying			Value of Unexercised
			Unexercised Options at			In-the-Money Options at
	Shares		December 31, 2003			December 31, 2003(2)
	Acquired on	Value
	Exercise	Realized(1)	Exercisable	Unexercisable		Exercisable	Unexercisable

Edward M. Rudnic	—	$—	65,845	711,186	(3)	$349,656	$2,289,889	(3)
Steven A. Shallcross	27,321	—	27,321	136,605		187,968	939,842
Kevin S. Sly	24,589	19,425	—	166,659		—	1,146,614
Colin E. Rowlings	31,419	20,559	342	102,110		—	618,319
Robert J. Guttendorf	—	—	11,384	43,257		75,192	225,554

(1)	Based on the market price of the purchased shares on the exercise date less the option exercise price paid for those shares. The value realized by Mr. Shallcross on shares exercised was zero, as the market value and exercise price were equal on the date of exercise.

(2)	Determined on the basis of the closing selling price per share of the Company’s common stock on the Nasdaq National Market on December 31, 2003 ($7.50), less the option exercise price payable per share.

(3)	Includes 114,748 shares of unvested restricted common stock issued upon exercise of unvested options. These shares are subject to the same vesting schedule as the original option grant and, until vested, are subject to repurchase by us.

Equity Compensation Plan Information

      The following table provides information with respect to the equity securities that are authorized for issuance under our equity compensation plans as of December 31, 2003:

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to	Weighted-average	Equity Compensation
	Be Issued Upon Exercise	Exercise Price of	Plans (Excluding
	of Outstanding Options,	Outstanding Options,	Securities Reflected
	Warrants and Rights(a)	Warrants and Rights(b)	in Column (a))(c)

Equity compensation plans approved by security holders	2,235,488	$3.45	1,905,867
Equity compensation plans not approved by security holders	—	—	—

Total	2,235,488		1,905,867

Employment Agreements, Termination of Employment and Change in Control Arrangements

      In January 2000, we entered into an employment agreement with Dr. Rudnic, our president and chief executive officer. Dr. Rudnic will receive a salary of $370,000 during 2004 and is eligible for performance-based bonuses up to 40% of his base salary. At his option, he may receive all or any portion of his bonus in shares of our common stock at a per share value equal to the greater of $1.00 and the market value at the close of business on the day preceding such issuance. Dr. Rudnic’s salary may be increased at the discretion of our Board of Directors based upon his performance. Dr. Rudnic is entitled to participate in and receive the benefits we provide to our other executive officers, including any life, health, accident, disability, medical, dental and hospitalization plans, and other perquisites and benefits as are provided to our other executive officers. The agreement may be terminated by us at any time or by Dr. Rudnic upon 90 days’ advance notice. If we terminate Dr. Rudnic’s employment without cause, he will receive severance compensation equal to 24 months’ salary and a pro-rata percentage of any performance-based bonus for the fiscal year prior to the date of termination.

      In February 2002, we entered into an employment agreement with Mr. Shallcross, our senior vice president and chief financial officer. Mr. Shallcross will receive a salary of $240,000 during 2004 and is eligible for performance-based bonuses up to 30% of his base salary. Mr. Shallcross’ salary may be increased at our discretion based upon his performance. Mr. Shallcross is entitled to participate in and receive the benefits we provide to our other executive officers, including any life, health, accident, disability, medical, dental and hospitalization plans, and other perquisites and benefits as are provided to our other executive officers. The agreement may be terminated by us at any time or by Mr. Shallcross upon 90 days’ advance notice. If we terminate Mr. Shallcross’ employment without cause, he will receive severance compensation equal to 24 months’ salary and a pro-rata percentage of any performance-based bonus for the fiscal year prior to the date of termination.

      In February 2002, we entered into an employment agreement with Mr. Sly, our senior vice president, business development and strategic marketing. Mr. Sly will receive a salary of $240,000 during 2004 and is eligible for performance-based bonuses up to 30% of his base salary. Mr. Sly’s salary may be increased at our discretion based upon his performance. Mr. Sly is entitled to participate in and receive the benefits we provide to our other executive officers, including any life, health, accident, disability, medical, dental and hospitalization plans, and other perquisites and benefits as are provided to our other executive officers. The agreement may be terminated by us at any time or by Mr. Sly upon 90 days’ advance notice. If we terminate Mr. Sly’s employment without cause, he will receive severance compensation equal to 24 months’ salary and a pro-rata percentage of any performance-based bonus for the fiscal year prior to the date of termination.

      In February 2002, we entered into an employment agreement with Dr. Rowlings, our senior vice president, pharmaceutical research and development. Dr. Rowlings will receive a salary of $240,000 during 2004 and is eligible for performance-based bonuses up to 30% of his base salary. Dr. Rowlings’ salary may be increased at our discretion based upon his performance. Dr. Rowlings is entitled to participate in and receive the benefits we provide to our other executive officers, including any life, health, accident, disability, medical, dental and hospitalization plans, and other perquisites and benefits as are provided to our other executive officers. The agreement may be terminated by us at any time or by Dr. Rowlings upon 90 days’ advance notice. If we terminate Dr. Rowlings’ employment without cause, he will receive severance compensation equal to 24 months’ salary and a pro-rata percentage of any performance-based bonus for the fiscal year prior to the date of termination.

      In January 2003, we entered into an employment agreement with Dr. Guttendorf, our vice president, preclinical research. Dr. Guttendorf will receive a salary of $205,000 during 2004 and is eligible for performance-based bonuses up to 25% of his base salary. Dr. Guttendorf’s salary may be increased at our discretion based upon his performance. Dr. Guttendorf is entitled to participate in and receive the benefits we provide to our other executive officers, including any life, health, accident, disability, medical, dental and hospitalization plans, and other perquisites and benefits as are provided to our other executive officers. The agreement may be terminated by us at any time or by Dr. Guttendorf upon 90 days’ advance notice. If we terminate Dr. Guttendorf’s employment without cause, he will receive severance compensation equal to 24 months’ salary and a pro-rata percentage of any performance-based bonus for the fiscal year prior to the date of termination.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors consists entirely of independent directors. The Compensation Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation, of the chief executive officer and the other executive officers of the Company based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other pharmaceutical and biotechnology companies.

      The Compensation Committee’s goals with respect to executive officers, including the chief executive officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. When determining adjustments to an individual’s compensation package, the Compensation Committee evaluates the importance to stockholders of that person’s continued service.

      The Compensation Committee retains a leading executive compensation consultant to provide industry-specific competitive intelligence and advice about executive compensation program design and competitive compensation levels.

      The executive officers’ compensation structure consists of (1) base salary, (2) cash bonus and (3) stock options.

      Base Salary. Salaries for 2004 were set based on the above factors and after review of industry comparables and discussion with a leading compensation consultant.

      The Company’s philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve the Company’s vision and mission over the long term. Each individual’s base salary is determined by the Compensation Committee after considering a variety of factors that make up market value and prospective value to the Company, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The Compensation Committee may, considering the advice of Company management, change the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or the Company, changes in responsibility and changes in the market for executives with similar credentials. Determinations of appropriate base salary levels and other compensation elements are generally made through consideration of a variety of industry surveys and studies, as well as by monitoring developments in relevant industries such as the pharmaceutical and biotechnology industries.

      Cash Bonus. Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the Compensation Committee with advice from Company management, based upon the Committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by management and the Compensation Committee. In determining bonuses for 2003, the Compensation Committee considered, in addition to the individualized goals, management’s response to rapidly changing business conditions in the pharmaceutical and biotechnology industry, progress in conducting clinical trials of new drug candidates, and prioritization of work on new and current drug candidates.

      Stock Options. Stock options are a fundamental element in the Company’s executive compensation program because they emphasize long-term Company performance, as measured by creation of stockholder value, and foster a commonality of interest between stockholders and employees. Options may be granted to regular full-time and part-time employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant to an executive officer, the Compensation Committee considers competitive factors, changes in responsibility and the executive officer’s achievement of individual pre-established goals. In addition, the Company has generally made a grant of stock options when an executive officer joins the Company. The Company generally awards options to officers upon the commencement of employment and at regular intervals, but other awards may be made as well. The

Company’s stock option plan also provides for option grants to members of the Board. Options granted to employees generally vest over periods ranging from two to five years after grant.

      Executive officers other than the chief executive officer received options for 576,469 shares in 2003.

      Chief Executive Officer’s Compensation. The Compensation Committee awarded Dr. Rudnic a bonus of $155,000 for 2003. Dr. Rudnic’s base salary was set at $370,000 per year for 2004. The bonus and salary are based on the Compensation Committee’s assessments of Dr. Rudnic’s role in the Company’s performance in 2003. Under Dr. Rudnic’s leadership, the Company entered into validating collaborative agreements with GlaxoSmithKline and Par Pharmaceuticals, completed a $26 million private placement of preferred stock and convertible notes and a $60 million initial public offering.

      Compensation Deduction Limit. The Compensation Committee has considered the $1 million limit for federal income tax purposes on deductible executive compensation that is not performance-based, and believes all executive compensation expenses will be deductible by the Company for the foreseeable future.

Compensation Committee

Wayne T. Hockmeyer, Ph.D., Chairman
Elizabeth Czerepak
R. Gordon Douglas, M.D.

Compensation Committee Interlocks and Insider Participation

      None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors or our compensation committee. See “Certain Relationships and Related Transactions.”

STOCK PERFORMANCE GRAPH

      The following graph shows the cumulative total return resulting from a hypothetical $100 investment in the Company’s common stock on October 16, 2003, the date of its initial public offering, through December 31, 2003. Stock price performance over this period is compared to the same amount invested in the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index over the same period (in each case, assuming reinvestment of dividends). This graph is presented as required by SEC rules. Past performance might not be indicative of future results. While total stockholder return can be an important indicator of corporate performance, the Company believes it is not necessarily indicative of its degree of success in executing its business plan, particularly over short periods.

	10/16/03	10/31/03	11/30/03	12/31/03

Advancis Pharmaceutical	$100.00	$90.70	$82.10	$75.00
NASDAQ Stock Market (U.S.)	$100.00	$99.07	$100.54	$102.66
NASDAQ Pharmaceutical Index	$100.00	$96.40	$95.74	$99.74

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

      Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports. The Company has reviewed such reports received by it and written representations from its directors and executive officers. Based solely on such review, the Company believes that all ownership filing requirements were timely during 2003.

Other Matters

      The Board of Directors of the Company knows of no other business which will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, TO EACH OF THE COMPANY’S STOCKHOLDERS OF RECORD ON APRIL 16, 2004, AND TO EACH BENEFICIAL OWNER OF COMMON STOCK ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, 20425 SENECA MEADOWS PARKWAY, GERMANTOWN, MARYLAND 20876, ATTENTION: INVESTOR RELATIONS. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP. THE COMPANY’S FILINGS WITH THE SEC ARE AVAILABLE WITHOUT CHARGE ON THE COMPANY’S WEBSITE, WWW.ADVANCISPHARM.COM, AS SOON AS REASONABLY PRACTICABLE AFTER FILING.

Proposals for the 2005 Annual Meeting

      Qualified stockholders who wish to have proposals presented at the 2005 annual meeting of stockholders must deliver them to the Company by December 23, 2004, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

      Any stockholder proposal or director nomination for our 2005 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it before February 3, 2005, or after March 5, 2005. Such proposals and nominations must be made in accordance with the Amended and Restated By-Laws of the Company. An untimely proposal may be excluded from consideration at our 2005 annual meeting. All proposals and nominations must be delivered to the Company at its principal executive offices in Germantown, Maryland.

By Order of the Board of Directors,

Edward M. Rudnic, Ph.D.
President, Chief Executive Officer and Director

April 22, 2004

      THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

ANNEX A

ADVANCIS PHARMACEUTICAL CORPORATION

AUDIT COMMITTEE CHARTER

      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Advancis Pharmaceutical Corporation (the “Company”) has the oversight responsibility, authority and duties described in this Charter.

Purpose

      The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the integrity of the Company’s financial statements and other financial information provided by the Company to its stockholders, (2) the Company’s retention of its independent auditors, including oversight of the terms of their engagement and their performance, qualifications and independence, (3) the performance of the Company’s internal controls and disclosure controls, and (4) the Company’s compliance with its ethics policies and legal and regulatory requirements. The Committee shall prepare the report of the Committee included in the Company’s annual proxy statement as required by the Securities and Exchange Commission (the “SEC”). In addition, the Committee provides an avenue for communication among the independent auditors, financial management and the Board. The Committee’s responsibility is one of oversight, recognizing that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those financial statements. The independent auditors are ultimately accountable to the Committee and the Board for their audit of the financial statements of the Company.

Composition

      The Committee shall be appointed annually by the Board on the recommendation of the Nominating and Corporate Governance Committee and shall be composed of at least three directors, each of whom shall meet the independence and financial literacy requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”), the SEC and applicable law. In addition, at least one member of the Committee will possess accounting or financial management expertise as defined by Nasdaq, the SEC and applicable law. The Board shall designate one member as Chair of the Committee. The Committee may, at its discretion in accordance with applicable law or regulation, delegate to one or more of its members the authority to act on behalf of the Committee.

Meetings

      The Committee shall hold meetings as deemed necessary or desirable by the Chair of the Committee. In addition to such meetings of the Committee as may be required to perform the functions described under “Duties and Powers” below, the Committee shall meet regularly with the Company’s Chief Financial Officer and the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed. The Committee will, at its discretion, meet in executive session with or without the presence of the independent auditors or corporate officers.

Duties and Powers

      The following shall be the principal recurring functions of the Committee in carrying out its oversight responsibilities. The functions are set forth as a guide with the understanding that the Committee may modify or supplement them as appropriate.

Independent Auditors

      1. Appoint, approve audit fees for, and oversee the Company’s independent auditors. Review the performance and audit fee arrangements of the independent auditors at least annually.

      2. Review and provide prior approval of the engagement of the Company’s independent auditors to perform those non-audit services not prohibited by the Sarbanes-Oxley Act of 2002. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of this review and approval.

      3. Ensure that the independent auditors prepare and deliver at least annually a formal written statement delineating all relationships between the independent auditors and the Company. Discuss with the independent auditors any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommend that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ relationship to the Company.

      4. Obtain and review at least annually a report by the independent auditors describing: (a) the accounting firm’s internal quality-control procedures, (b) any issues material to the Company’s audit raised (i) by the most recent internal quality-control review or peer review of the accounting firm or (ii) by any inquiry or investigation by governmental or professional authorities and (c) any steps taken to deal with any such issues.

      5. Confirm that the Company’s independent auditors have complied with any applicable rotation requirements for the lead audit partner and any reviewing audit partner with responsibility for the Company’s audit.

      6. To the extent required by the rules of the SEC, obtain and review at least annually an attestation to and a report from the Company’s independent auditors regarding management’s assessment of the effectiveness of the Company’s internal controls and procedures for financial reporting to be included in the Company’s Annual Report on Form 10-K, in advance of such filing.

      7. Pursuant to applicable SEC regulations, obtain and review from the independent auditors a timely report describing (a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; (c) details of judgments having a material impact on the Company’s financial statements and the resolution of any judgmental differences between management and the Company’s independent auditors; (d) other material written communications between the independent auditors and the management of the Company, such as any management letter or schedule of unadjusted differences; and (e) any illegal acts that have been detected or have otherwise come to the attention of the independent auditors in the course of their audit.

      8. Monitor compliance with regulatory requirements applicable to the hiring of employees and former employees of the independent auditors.

Financial Statements, Controls and Reports

      9. Obtain, review and approve, if applicable, a timely analysis from management relating to any significant proposed or contemplated changes to the Company’s accounting principles, policies, estimates, internal controls, disclosure controls, procedures, practices and auditing plans (including those policies for which management is required to exercise discretion or judgments regarding the implementation thereof).

      10. Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

      11. Review the Company’s annual and quarterly consolidated financial statements with management and the independent auditors prior to the first public release of the Company’s financial results for such year or quarter and review any “pro forma” or “adjusted” non-GAAP information included in such release. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of the review of any quarterly consolidated financial statements.

      12. Review the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in advance of such filings. The Chair of the Committee may represent and act on behalf of the entire Committee for purposes of the review of any Quarterly Reports on Form 10-Q.

      13. Meet periodically with management and the independent auditors to:

•	review the annual audit plans of the independent auditors;

•	discuss any significant matters arising from any audit or report or communication relating to the consolidated financial statements, including any material audit problems, disagreements or difficulties and responses by management and the resolution thereof;

•	understand the significant judgments made and alternatives considered in the Company’s financial reporting, including the appropriateness of the alternatives ultimately chosen;

•	discuss policies with respect to significant risks and exposures, if any, and the steps taken to assess, monitor and manage such risks;

•	receive a detailed explanation of the accounting for any unusual or non-recurring transactions which have a material impact on the Company’s financial statements during the reporting period; and

•	discuss with the independent auditors the matters required to be communicated to the Committee in accordance with applicable accounting and auditing professional standards.

      14. Periodically discuss with the independent auditors, without management being present, (a) their judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (b) the completeness and accuracy of the Company’s financial statements.

      15. Review, if appropriate, with the Company’s external counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Reporting and Recommendations

      16. Determine, based on the reviews and discussions noted above, whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report to Stockholders and on Form 10-K for filing with the SEC.

      17. Prepare any report, including any recommendation of the Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement.

      18. Report the Committee’s activities to the Board on a regular basis and make such recommendations with respect to the above as the Committee or the Board may deem necessary or appropriate.

Other Responsibilities

      19. Establish and maintain procedures for (a) the receipt, retention and treatment of information received by the Company regarding accounting, internal accounting controls and auditing matters, (b) the submission by employees of the Company of concerns expressed in accordance with the Company’s Code of Ethics for (1) principal executive and senior financial officers, and (2) all employees, and (c) information received from the Company’s Disclosure Committee in accordance with that Committee’s charter requirements.

      20. Review and approve (a) any change in or waiver to the Company’s code of ethics for all corporate officers and (b) any disclosure made on Form 8-K regarding such change or waiver.

      21. Review and provide prior approval of all transactions or arrangements required to be disclosed pursuant to SEC Regulation S-K, Item 404, between the Company and any of its directors, officers, principal stockholders or any of their respective affiliates, associates or related parties.

      22. Take such other actions as the Committee or the Board may deem necessary or appropriate.

Resources and Authority

      The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage independent auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants. The Company will provide all necessary administrative support to the Committee to fulfill its duties and responsibilities.

Annual Review

      The Committee shall review, on at least an annual basis, this Charter and the scope of the responsibilities of this Committee. Any proposed changes, where indicated, shall be referred to the Board for appropriate action. In addition, on an annual basis, the Committee will review the effectiveness of the performance of its duties.

Operating Procedures

      Formal actions to be taken by the Committee shall be by unanimous written consent or by a majority of the persons present (in person or by conference telephone) at a meeting at which a quorum is present. A quorum shall consist of at least 50% of the members of the Committee.

ANNEX B

AMENDED AND RESTATED

ADVANCIS PHARMACEUTICAL CORPORATION
STOCK INCENTIVE PLAN

1.	Establishment, Purpose and Types of Awards

      ADVANCIS PHARMACEUTICAL CORPORATION, a Delaware corporation (the “Company”), hereby establishes the AMENDED AND RESTATED ADVANCIS PHARMACEUTICAL CORPORATION STOCK INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best-available persons. This Plan is a continuation, and amendment and restatement, of the Company’s Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan, the provisions of which shall continue to control with respect to any options or stock awards outstanding thereunder to the extent necessary to avoid establishment of a new measurement date for financial accounting purposes and to preserve the status of any options that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code.

      The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing.

2.	Definitions

      Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a) “Administrator” means the Board, the Compensation Committee of the Board or such other committee(s) or officer(s) appointed by the Board that have authority to administer the Plan as provided in Section 3 hereof.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c) “Award” means any stock option, stock appreciation right, stock award, phantom stock award, performance award, or other stock-based award.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means: (i) the acquisition (other than from the Company), in one or more transactions, by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 33% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding Company Voting Stock; (ii) the closing of a sale or other conveyance of assets representing 50% or more of the fair market value of the Company’s consolidated assets (in a single transaction or in a series of related transactions); (iii) the dissolution or liquidation of the Company; (iv) a change in the composition of the Company’s Board of Directors, as a result of which, fewer than one-half of the incumbent directors after such change are directors who either (A) had been directors of the Company 24 months prior to such change or (B) were elected, or nominated for election, to the Board of Directors with the approval of at least a majority of the directors who had been the Company’s directors 24 months prior to such change and who were still in office at the time of the election or nomination; or (v) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning

100% of such surviving entity) are not persons who, immediately prior to such transaction, held a majority of the Company Voting Stock; provided, however, that a Change in Control shall not include (X) a public offering of capital stock of the Company; (Y) any distribution of capital stock of the Company by a partnership or limited liability company to a partner of such partnership or member of such limited liability company in respect of the interest of such partner or member and without the payment of additional consideration; or (Z) any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of any of the current or former executive officers of the Company or their immediate family members (including spouses, children, grandchildren, parents, and siblings, in each case to include adoptive relations), or transferred to any such immediate family members.

(f) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g) “Common Stock” means shares of common stock of the Company, par value of one cent ($0.01) per share.

(h) “Company Voting Stock” means securities of the Company entitled to vote generally in the election of directors.

(i) “Eligible Director” means a director of the Company who is not an employee of the Company or any Affiliate.

(j) “Fair Market Value” means, with respect to a share of the Company’s Common Stock for any purpose on a particular date, the value determined by the Administrator in good faith. However, if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” means, as applicable, (i) either the closing price or the average of the high and low sale price on the relevant date, as determined in the Administrator’s discretion, quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market; (ii) the last sale price on the relevant date quoted on the Nasdaq SmallCap Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Administrator. If no public trading of the Common Stock occurs on the relevant date but the shares are so listed, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur. For all purposes under this Plan, the term “relevant date” as used in this Section 2(j) means either the date as of which Fair Market Value is to be determined or the next preceding date on which public trading of the Common Stock occurs, as determined in the Administrator’s discretion.

(k) “Grant Agreement” means a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

(l) “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company or by Affiliates controlled by the Company, or an underwriter of the Common Stock in a registered public offering.

3.	Administration

      (a) Administration of the Plan. The Plan shall be administered by the Board or by the Compensation Committee of the Board or such other committee or committees as may be appointed by the Board from time to time. To the extent allowed by applicable state law, the Board by resolution may authorize an officer or officers to grant Awards (other than Stock Awards) to other officers and employees of the Company and its Affiliates, and, to the extent of such authorization, such officer or officers shall be the Administrator.

      (b) Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

      The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) except for Awards granted pursuant to Section 6(a)(ii), determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend, renew or reprice outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

      The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

      Awards to Eligible Directors, as provided in Section 6(a)(ii), shall be automatic and nondiscretionary to the extent provided in Section 6(a)(ii).

      (c) Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

      (d) Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

      (e) Indemnification. To the maximum extent permitted by law and by the Company’s charter and by-laws, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan.

      (f) Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.	Shares Available for the Plan; Maximum Awards

      Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 6,348,182 shares of Common Stock. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are repurchased at or below cost by or surrendered to the Company in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), or if any shares are withheld by the Company, the shares subject to such Award and the repurchased, surrendered and withheld shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to or repurchased or withheld by the Company in connection with any Award or that are otherwise forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

      Subject to adjustments as provided in Section 7(d) of the Plan, the maximum number of shares of Common Stock subject to Awards of any combination that may be granted during any one fiscal year of the Company to any one individual under this Plan shall be limited to 1,000,000 shares. Such per-individual limit shall not be adjusted to effect a restoration of shares of Common Stock with respect to which the related Award is terminated, surrendered or canceled.

5.	Participation

      Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to individuals in connection with hiring, retention or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable prior to the date the individual first commences performance of such services.

6.	Awards

      The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement. The Administrator may permit or require a recipient of an Award to defer such individual’s receipt of the payment of cash or the delivery of Common Stock that would otherwise be due to such individual by virtue of the exercise of, payment of, or lapse or waiver of restrictions respecting, any Award. If any such payment deferral is required or permitted, the Administrator shall, in its sole discretion, establish rules and procedures for such payment deferrals.

      (a) Stock Options.

      (i) The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Company or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Code sections 424(e) and (f), respectively, of the Company, and any other persons who are eligible to receive incentive stock options within the meaning of Code section 422. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value as of the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

      (ii) Notwithstanding anything in the Plan to the contrary, automatic options grants shall be made under this Plan to Eligible Directors as follows:

(A) Each person who first becomes an Eligible Director after September 2, 2003 shall be granted an option to purchase 30,000 shares of Common Stock (the “Initial Grant”) on the date on which he or she is initially elected or appointed to the Board.

(B) Each Eligible Director shall be granted an additional option to purchase 20,000 shares of Common Stock (an “Annual Grant”) on the date of each annual general stockholders’ meeting at which members of the Board are elected or re-elected, provided however, that he or she continues to serve as an Eligible Director immediately following the meeting.

(C) The exercise price per share for each option granted under this Section 6(a)(ii) shall be the Fair Market Value per share of Common Stock on the date of grant of the option. For purposes of the immediately preceding sentence, Fair Market Value shall mean, at any time when the Common Stock is listed on the Nasdaq National Market or a similar national exchange or market, the closing price per share of the Company’s Common Stock on the Nasdaq National Market, or the principal exchange or market on which the Common Stock is then listed, on the date of grant, and if no such price is reported on such date, such price as reported on the nearest preceding date on which such price is reported.

(D) Each Initial Grant shall vest in 36 equal, monthly installments, in arrears, beginning immediately following the grant date. Each Annual Grant shall vest in 12 equal, monthly installments, in arrears, beginning immediately following the grant date. No option granted to an Eligible Director under this Section 6(a)(ii) shall become vested with respect to any shares of Common Stock after the date on which such Eligible Director ceases to serve as a member of the Board. An option granted to an Eligible Director under this Section 6(a)(ii) may be exercised from time to time, in whole or in part, prior to the earlier of (x) 180 days after a grantee ceases to serve as a Director (one year if the grantee ceases to serve because of his or her death or permanent and total disability) or (y) the tenth anniversary of the date of grant.

(E) In the event of a Change in Control, any outstanding options granted pursuant to this Section 6(a)(ii) prior to the date of such Change in Control shall be 100% vested and exercisable on the date of, and immediately before, such Change in Control.

(F) Options granted under this Section 6(a)(ii) may be exercised only by notice (in a form prescribed by or acceptable to the Company) to the Company at its principal executive office. Payment of the exercise price may be made by delivery of cash or check to the order of the Company in an amount equal to the exercise price, or to the extent permitted by the Company, by delivery to the Company of shares of Common Stock of the Company already owned that are “mature” shares under Generally Accepted Accounting Standards of the United States and having a Fair Market Value equal in amount to the exercise price of the option being exercised, or a combination thereof.

      (b) Stock Appreciation Rights. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

      (c) Stock Awards.

      (i) The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

      (ii) The Administrator may grant stock awards in a manner constituting “qualified performance-based compensation” within the meaning of Code Section 162(m). The grant of, or lapse of restrictions with respect to, such performance-based stock awards shall be based upon one or more Performance Measures and objective performance targets to be attained relative to those Performance Measures, all as determined by the Administrator. Performance targets may include minimum, maximum and target levels of performance, with the size of the performance-based stock award or the lapse of restrictions with respect thereto based on the level attained. “Performance Measures” shall mean criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions or subsidiaries, or on a Company-wide basis, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies: revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); income before income taxes and minority interests; current value shareholders’ equity; corporate liquidity; financing activities; licensing transactions; joint ventures; co-promotional partnerships; operating income; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; share price performance; total stockholder return; relative performance to a group of companies or relevant market indices comparable to the Company, and strategic business criteria consisting of one or more objectives based on the Company meeting specified goals relating to revenue, market penetration, business expansion, costs or acquisitions or divestitures.

      (d) Phantom Stock. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units (“phantom stock”) in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Company’s assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

      (e) Performance Awards. In addition to the Awards described in Section 6(c)(ii), the Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s or an Affiliate’s operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

      (f) Other Stock-Based Awards. The Administrator may from time to time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Stock or other securities, in stock-equivalent units, in stock appreciation units, in securities or debentures convertible into Common Stock, or in any combination of the foregoing and may be paid in Common Stock or other securities, in cash, or in a combination of Common Stock or other securities and cash, all as determined in the sole discretion of the Administrator.

7.	Miscellaneous

      (a) Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.

      (b) Loans. To the extent otherwise permitted by law, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

      (c) Transferability. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

      (d) Adjustments; Business Combinations.

      (i) Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock of the Company, (A) the maximum number of shares reserved for issuance or with respect to which Awards may be granted under the Plan and the maximum number of shares with respect to which Awards may be granted during any one fiscal year of the Company to any individual, as provided in Section 4 of the Plan, (B) the number of shares with respect to which Awards are to be granted as provided in Section 6(a)(ii), and (C) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

      (ii) In the event of any other changes affecting the Company, the capitalization of the Company or the Common Stock of the Company by reason of any spin-off, split-up, dividend, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator, in its discretion and without the consent of holders of Awards, shall make: (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate and with respect to any individual during any one fiscal year of the Company, as provided in Section 4 and 6(a)(ii) of the Plan, and to the number, kind and price of shares covered by outstanding Awards; and (B) any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Company or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

      (iii) The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and outstanding Awards.

      (e) Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for Awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

      (f) Termination, Amendment and Modification of the Plan. The Board or the Administrator may terminate, amend or modify the Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

      (g) Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice.

      (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

      (i) Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.

      (j) Effective Date; Termination Date. The Plan was originally effective on May 17, 2000. As amended and restated herein, the effective date of the Plan is April 15, 2004. No Award shall be granted under the Plan after October 6, 2013. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Plan History

Date Approved by the Board:	Original Plan: May 17, 2000 (as amended March 8, 2001; July 20, 2001; October 25, 2001; April 9, 2002; September 2, 2003).

Amended and Restated Plan (first): October 7, 2003

Amended and Restated Plan (second): April 15, 2004

Date Approved by the Stockholders:	Original Plan: September 18, 2000 (as amended March 8, 2001, July 20, 2001; October 25, 2001; April 9, 2002; September 2, 2003).

Amended and Restated Plan (first): October 7, 2003

Amended and Restated Plan (second): , 2004

ANNUAL MEETING OF STOCKHOLDERS OF

ADVANCIS PHARMACEUTICAL CORPORATION

June 3, 2004

Please date, sign and mail
your proxy card in the
envelope provided as
soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NAMED DIRECTOR NOMINEES. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND FOR APPROVAL OF THE PROPOSED AMENDED AND RESTATED STOCK INCENTIVE PLAN. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect two directors for a three-year term ending in 2007.	2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors.

	NOMINEES: O R. Gordon Douglas, M.D. O Harold R. Werner	3.	To approve the proposed Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan.
	FOR ALL NOMINEES
		4.	To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.
	WITHHOLD AUTHORITY FOR ALL NOMINEES

	FOR ALL EXCEPT (See instructions below)		This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, the proxy will be voted “FOR” the election of the nominees and “FOR” proposals 2, 3 and 4.

			EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.
	INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder __________________ Date: _________    Signature of Stockholder __________________ Date: _________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ADVANCIS PHARMACEUTICAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

to be held June 3, 2004

     The undersigned hereby appoints EDWARD M. RUDNIC, Ph.D. and STEVEN A. SHALLCROSS, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Advancis Pharmaceutical Corporation (the “Company”) to be held at the Company’s offices at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 on Thursday June 3, 2004 at 11:00 a.m., ET, local time, and at any adjournment or postponement thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     The undersigned hereby acknowledges receipt of a copy of the Company’s 2003 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting. The undersigned revokes all proxies heretofore given for said Annual Meeting and any adjournment or postponement thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES INDICATED AND “FOR” EACH OF THE OTHER PROPOSALS.

(Continued and to be signed on the reverse side)